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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                     FINAL TERMS NO. 1695 DATED 19 JUNE 2007

                         QUEENSLAND TREASURY CORPORATION

                   ISSUE OF A$$134,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
 CURRENTLY TOTALING A$2,212,787,000.00 (A$1,646,587,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1. (i)   Issuer:                            Queensland Treasury Corporation

   (ii)  Guarantor:                         The Treasurer on behalf of the
                                            Government of Queensland

2.       Benchmark line:                    2013
                                            (to be consolidated and form a
                                            single series with QTC 6%
                                            Global A$ Bonds due 14 August,
                                            2013 , ISIN US748305BD00)

3.       Specific Currency or Currencies:   AUD ("A$")

4. (i)   Issue price:                       99.280%

   (ii)  Dealers' fees and commissions      No fee or commission is payable in
         paid by Issuer:                    respect of the issue of the bond(s)
                                            described in these final terms

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                                              (which will constitute a "pricing
                                              supplement" for purposes of any
                                              offers or sales in the United
                                              States or to U.S. persons).
                                              Instead, QTC pays fees and
                                              commissions  in accordance with
                                              the procedure described in
                                              the QTC Offshore and Onshore Fixed
                                              Interest Distribution Group
                                              Operational Guidelines.

5.         Specified Denominations:           A$1,000

6.   (i)   Issue Date:                        20 JUNE 2007

     (ii)  Record Date (date on and from      6 February/6 August.  Security
           which security is Ex-interest):    will be ex-interest on and from 7
                                              February/7 August.

     (iii) Interest Payment Dates:            14 February/14 August

7.         Maturity Date:                     14 August 2013

8.         Interest Basis:                    6 per cent Fixed Rate

9.         Redemption/Payment Basis:          Redemption at par

10.        Change of Interest Basis or        Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:               Senior and rank pari passu with
                                              other senior, unsecured debt
                                              obligations of QTC

     (ii)  Status of the Guarantee:           Senior and ranks pari passu with
                                              all its other unsecured
                                              obligations

12.        Method of distribution:            Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:               6 percent per annum payable
                                              semi-annually in arrears

     (ii)  Interest Payment Date(s):          14 February and 14 August in each
                                              year up to and including the
                                              Maturity Date

     (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount

     (iv)  Determination Date(s):             Not Applicable

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     (v)   Other terms relating to the        None
           method of calculating interest
           for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:           A$1,000 per bond of A$1,000
                                              Specified Denomination (N.B.
                                              If the Final Redemption Amount is
                                              different from 100% of
                                              the nominal value the Notes will
                                              be derivative securities for the
                                              purposes of the Prospectus
                                              Directive and the requirements of
                                              Annex XII to the Prospectus
                                              Directive Regulation will apply
                                              and the Issuer will prepare and
                                              publish a supplement to the
                                              prospectus supplement)

15.        Early Redemption Amount(s)         Not Applicable
           payable on redemption for
           taxation reasons or on event of
           default and/or the method of
           calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                     Permanent Global Note not
                                              exchangeable for Definitive Bonds

17.        Additional Financial Centre(s)     Not Applicable
           or other special provisions
           relating to Payment Dates:

18.        Talons for future Coupons or       No
           Receipts to be attached to
           Definitive Bonds (and dates on
           which such Talons mature):

19.        Other terms or special             Not Applicable
           conditions:

                                              DISTRIBUTION
20.  (i)   If syndicated, names and           Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:          19 JUNE 2007 (the "Trade Date")

     (iii) Stabilizing Manager(s) (if any):   Not Applicable

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21.        If non-syndicated, name and        DEUTSCHE CAPITAL MARKETS AUSTRALIA
           address of relevant Dealer:        LTD
                                              LEVEL 18, GROSVENOR PLACE
                                              225 GEORGE STREET
                                              SYDNEY NSW 2000
22.        Whether TEFRA D or TEFRA C         TEFRA Not Applicable
           rules applicable or TEFRA rules
           not applicable:

23.        Additional selling restrictions:   Not Applicable

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
     ----------------------------------
               Duly authorized

                           PART B - OTHER INFORMATION

1.   LISTING AND ADMISSION TO
     TRADING

(i)  Listing:                                 Bourse de Luxembourg.

(ii) Admission to trading:                    Application has been made
                                              for the bonds to be admitted
                                              to trading on the regulated
                                              market of the Bourse de
                                              Luxembourg with effect from
                                              the Issue Date.

2.   RATINGS

     Ratings:                                 The bonds to be issued have been
                                              rated:

                                              S&P:              AAA
                                              Moody's:          Aaa

                                              An obligation rated 'AAA' by
                                              S&P has the highest credit
                                              rating assigned by Standard
                                              & Poor's. The obligor's
                                              capacity to meet its
                                              financial commitment on the
                                              obligation is extremely
                                              strong.

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                                              Obligations rated Aaa by
                                              Moody's are judged to be of
                                              the highest quality with
                                              minimal credit risk.

                                              A credit rating is not a
                                              recommendation to buy, sell
                                              or hold securities and may
                                              be revised or withdrawn by
                                              the rating agency at any
                                              time. Each rating should be
                                              evaluated independently of
                                              any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:                   See "Use of Proceeds" section in
                                              the prospectus supplement.

(ii) Estimated net proceeds:                  Not Applicable.

(iii) Estimated total expenses:               Not Applicable.

5.   YIELD

     Indication of yield:                     6.56%

                                              Calculated as 7 basis
                                              points less than the yield
                                              on the equivalent A$
                                              Domestic Bond issued by
                                              the Issuer under its
                                              Domestic A$ Bond Facility
                                              on the Trade Date.

                                              The yield is calculated on
                                              the Trade Date on the
                                              basis of the Issue Price.
                                              It is not an indication of
                                              future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                               US748305BD00

(ii) Common Code:                             014569359

(iii)CUSIP Code:                              748305BD0

(iv) Any clearing system(s) other than        Not Applicable
     Depositary Trust Company,
     Euroclear Bank S.A./N.V. and
     Clearstream Banking, societe
     anonyme and the relevant
     identification number(s):

(v)  Delivery:                                Delivery free of payment

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(vi) Names and addresses of additional     Not Applicable
     Paying Agent(s) (if any):